Pricing Supplement No. 13 Dated June 22, 2000
(To Prospectus Dated January 6, 2000
  and Prospectus Supplement Dated January 31, 2000)
                                                                 Rule 424(b)(3)
                                                              Regsitration Stmt.
                                                                  No. 333-91953
                               U.S.$12,000,000,000
                            Ford Motor Credit Company
                         Medium-Term Notes Due More Than
                           9 Months From Date of Issue

         Ford Credit has designated $50,000,000 aggregate principal amount of its Medium-Term Notes Due More Than 9 Months From Date of Issue having the specific terms set forth below. Lehman Brothers Inc. has agreed to purchase $50,000,000 aggregate principal amount of the Notes at a price of 99.94415% of their principal amount plus accrued interest from the Original Issue Date for resale at varying prices related to prevailing market prices determined by Lehman Brothers Inc. at the time of resale.

         The Notes are a further issue of Ford Credit's Floating Rate Medium-Term Notes due June 20, 2003 and are in addition to the $200,000,000 principal amount of notes described in Pricing Supplement No. 11 dated June 18, 2000 and the $350,000,000 principal amount of notes described in Pricing Supplement No. 12 dated June 21, 2000. The Notes will have the same CUSIP number as the notes described in Pricing Supplement Nos. 11 and 12. . Interest on the Notes will accrue from the Original Issue Date. The purchase price to be paid by purchasers of the Notes will include interest on the Notes from the Original Issue Date to the date of purchase.

         Ford Credit may, without the consent of the holders of the Notes, issue additional notes with the same ranking and the same interest rate, maturity and other terms as the Notes. Any additional notes will, together with the Notes, be a single class of the series of Medium-Term Notes under the Indenture. No additional notes may be issued if an Event of Default has occurred with respect to the Notes.

         Original Issue Date:               June 21, 2000

         Maturity Date:                     June 20, 2003

         Principal Amount:                  $50,000,000

         Interest Rate Basis:               LIBOR Telerate having an Index
                                            Maturity of three months plus
                                            29 basis points (0.29%)

         Interest Reset Dates:              On the Original Issue Date and
                                            thereafter quarterly
                                            on the 20th day of each March,
                                            June, September and December,
                                            until the Notes are paid in full

         Interest Payment Dates:            Quarterly on the 20th day of each
                                            March, June, September and December,
                                            beginning September 20, 2000,
                                            and at Maturity

         CUSIP No.:                         345402 5D9

         Interest Determination Date:       Two London banking days prior to
                                            each Interest Reset Date

         Reference Agent:                   The Chase Manhattan Bank

                                 LEHMAN BROTHERS